Exhibit 10.1

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission.  Asterisks denote omissions.

FIFTH SUPPLEMENT TO

MASTER LOAN GUARANTY AGREEMENT

This Fifth Supplement to Master Loan Guaranty Agreement (this “Supplement”) is made as of this 6th day of October, 2005, by and between The Education Resources Institute, Inc., a private non-profit corporation organized under Chapter 180 of the Massachusetts General Laws, with its principal place of business at Park Square Building, 4th Floor, 31 St. James Avenue, Boston, Massachusetts 02116 (“TERI”), and The First Marblehead Corporation, a Delaware corporation having a principal place of business at 800 Boylston Street, 34th Floor, Boston, Massachusetts 02199 (“FMC”), and amends and supplements that certain Master Loan Guaranty Agreement dated as of February 2, 2001 by and between TERI and FMC, as amended (the “Master Loan Guaranty Agreement”).  Capitalized terms used herein without definition have the meaning set for the in the Master Loan Guaranty Agreement.

WHEREAS, pursuant to that certain Master Loan Guaranty Agreement, numerous FMC Purchase Programs have been created and have resulted in the origination of loans for purchase by FMC or its designee;

WHEREAS, pursuant to the Fourth Supplement to Master Loan Guaranty Agreement dated June 1, 2004 (the “Fourth Supplement”), TERI and FMC agreed to amend the Master Loan Guaranty Agreement to adjust the amount of guaranty fees that are held in the Pledged Account and the relative ownership percentages of residual equity interests in the Purchaser Trust; and

 WHEREAS, the parties desire to make further amendments to the Master Loan Guaranty Agreement as provided herein.

NOW, THEREFORE, in consideration of these presents and the covenants contained herein and for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       For any Securitization closing from and after the date hereof through and including June 30, 2006 (each, a “2006 Securitization”), the parties agree as follows:

(a)(i)  The amount of guaranty fees that are held in the Pledged Account for any 2006 Securitization shall be reduced (such reduction, the “[**] Reduction”) by [**] basis points ([**]%) multiplied by the principal amount of loans included in the applicable Securitization which are, in the case of the first

2006 Securitization originated and guaranteed, and in the case of each other 2006 Securitization, guaranteed by TERI (“TERI Loans”).

                (ii)  The ownership percentages of residual equity interests in the Purchaser Trust for each 2006 Securitization shall be adjusted as follows:  TERI hereby agrees to transfer to FMC a portion of its residual equity interest, the present value of which (using a [**]% discount factor) equals the amount of the [**] Reduction.

(b)(i)  TERI shall be deemed to have made the election set forth in Section 2 of the Fourth Supplement to receive the Additional Administrative Fee for each 2006 Securitization.  Such election provides that pursuant to Section 1 of the Fourth Supplement, the amount of guaranty fees that are held in the Pledged Account for any 2006 Securitization shall be reduced (such reduction, the “[**] Reduction”) by [**] basis points ([**]%) multiplied by the principal amount of TERI Loans included in the applicable Securitization.

(ii)  Section 4 of the Fourth Amendment shall not apply to any 2006 Securitization.  Instead, the ownership percentages of residual equity interests in the Purchaser Trust for each 2006 Securitization shall be adjusted as follows:  TERI hereby agrees to transfer to FMC a portion of its residual equity interest, the present value of which (using a [**]% discount factor) equals the amount of the [**] Reduction.

(c)  FMC shall structure each 2006 Securitization such that the [**] Reduction and the [**] Reduction shall be released to TERI from the Pledged Account at the time the Pledged Account is transferred to the applicable Purchaser Trust.  The [**] Reduction and the [**] Reduction shall be calculated based upon the principal amount of the TERI Loans as estimated on the closing date of the applicable 2006 Securitization and shall be reconciled based on final portfolio information in connection with the customary reconciliation procedures for such 2006 Securitization.

2.                                       TERI agrees that notwithstanding anything to the contrary contained in any Loan Origination Agreement, TERI shall not increase any origination fees payable to TERI by the lenders thereunder (excluding so-called “make and hold” lenders) from and after [**] (it being understood that an increase may go into effect on or after [**]).

3.                                       FMC agrees that it shall pay to TERI [**] dollars ($[**]) (the “$[**] Payment”), such payment to be made from the closing of the 2006 Securitizations on a proportional basis based upon the loan volume securitized in such transactions.  To the extent that the $[**] Payment does not equal the sum of the [**] Reduction and the [**] Reduction, multiplied by the principal amount of non TERI originated loans that are included in the first 2006 Securitization, then the parties will adjust the $[**] payment to accurately reflect such sum. Upon each such payment, the ownership percentages of residual equity interests in the Purchaser Trust for such 2006 Securitizations shall be adjusted to reflect such payment using the same methodology provided in Section 1(a)(ii) above.

4.                                       Except as amended and supplemented hereby, the Master Loan Guaranty Agreement shall continue in full force and effect.

5.                                       This Supplement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts (without reference to choice-of-law rules).

6.                                       This Supplement may be executed in any number of counterparts, all of which together shall constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be executed under seal as of the date above first written.

THE EDUCATION RESOURCES

INSTITUTE, INC.

By:	/s/ Willis Hulings III
	Name:	Willis Hulings III
	Title:	President & CEO

THE FIRST MARBLEHEAD CORPORATION

By:	/s/ Anne P. Bowen
	Name:	Anne P. Bowen
	Title:	Executive Vice President